March 7, 2013

Re: Cornerstone Core Properties REIT, Inc. Tender Offer from MacKenzie Capital Management, LP

Dear Cornerstone Core Properties Stockholder:

On February 8, 2013, affiliates of MacKenzie Capital Management, LP (“MacKenzie”) offered to purchase your shares of stock in Cornerstone Core Properties REIT, Inc. (“Cornerstone”) at a price of $1.10 per share. The offer is limited to 1 million shares or approximately 4.3% of our outstanding shares of common stock.

You should be aware that Cornerstone is not in any way affiliated with MacKenzie, and we believe this offer is not in the best interest of our stockholders. After carefully evaluating the offer and consulting with our management and outside advisors, the Cornerstone Board of Directors unanimously recommends that you reject MacKenzie’s offer and not tender your shares.

We believe strongly that the offer is not in stockholders’ best interest for the following reasons:

•	We believe that the offer price is for less than the current and potential long-term value of Cornerstone’s shares.

•	Given the timing of the offer and the offer price, we believe that it represents an opportunistic attempt by MacKenzie to purchase at a low price and make a profit. In fact MacKenzie notes in their offer materials that they “are making this offer in view of making a profit, so the price offered is below the estimate of the value as established by [MacKenzie].” The Board of Directors believes that the difference between the most recent estimated share price of $2.09 per share of Cornerstone as of December 31, 2011, and the offer price of $1.10 per share, a discount to net asset value of $0.99 per share, is unreasonable. As a result, stockholders who tender their shares would be deprived of the potential opportunity to recover past loss of value and realize longer term appreciation in share value of their investment in Cornerstone.

•	The Board of Directors believes that based in part on the most recent estimated share price of $2.09 per share of Cornerstone as of December 31, 2011, the current value per share is in excess of the offer price. While current market conditions may have a negative impact on the values of the Cornerstone properties, the Board of Directors believes that Cornerstone’s value per share is higher than the offer price of $1.10 per share, although the Board of Directors cannot provide you with any assurance that you will be able to sell or trade your shares for any price, including a price above $1.10 per share. A valuation of Cornerstone’s estimated value per share as of December 31, 2012, is currently underway and is expected to be filed with the Securities and Exchange Commission before March 31, 2013.

In summary, we believe that you should view MacKenzie as an opportunistic purchaser that is attempting to acquire your shares in order to make a profit and, as a result, deprive you of the opportunity to recover past loss of value and realize longer term appreciation in share value of your shares.

Should you have any questions about this tender offer or other matters, please contact Investor Relations at 877-805-3333 or via e-mail at InvestorRelations@CREfunds.com.

Sincerely,

Timothy C. Collins

Chief Financial Officer

cc: Financial Advisors

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2011, and quarterly reports for the periods ended March 31, 2012, June 30, 2012, and September 30, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. CL0320 03/13

Cornerstone Core Properties REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614

Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com